EXHIBIT 10.18
Description of the RPS Performance Bonus Award Process
     In fiscal years 2006 and 2007, Old RPS and RPS determined and awarded performance bonuses in the same manner. In each case, the Board of Directors reviewed and approved an annual budget that included a provision for awarding bonuses to the executive officers based upon achieving performance targets established by the Board of Directors for each fiscal year. Depending on whether Old RPS or RPS, as applicable, achieved, exceeded or fell short of the financial target established by the Board of Directors, the Board of Directors determined, in its sole discretion, whether an amount equal to or greater or less than the budgeted amount was paid in performance bonuses. The targets established by the Board of Directors serve as general guidelines for determining bonuses, but the ultimate determination regarding the performance bonus amount awarded to individual executive officers is at the discretion of the Board of Directors, taking into account any contractual provisions in an executive’s employment agreement. During 2006 and 2007, progress towards meeting the financial target was evaluated on a quarterly basis. Each executive officer was awarded 50% of the bonus that the Board of Directors determined that executive officer was entitled to receive for the relevant quarter, and the remaining bonus amounts were paid at the end of the fiscal year.
     The performance target established by the Board of Directors of Old RPS in fiscal year 2006 was an EBITDA target of $3,000,000, for which an aggregate bonus pool of $550,000 was available to the executive officers of Old RPS. In addition, the Board of Directors had the discretion to increase the amount available in the bonus pool based on Old RPS exceeding the established EBITDA target. For example, if EBITDA for 2006 exceeded the established target by up to $150,000, 100% of such excess could be added to the aggregate amount available for bonuses. Up to 25% of the next $550,000 in EBITDA could be contributed to the aggregate bonus pool, as well as 15% of any additional excess EBITDA amounts. The Board of Directors of Old RPS had sole discretion in determining whether to increase the size of the aggregate bonus pool if the EBITDA target was exceeded, as well as determining the percentage of the aggregate bonus pool to be paid to individual executive officers. In determining the amounts to be paid to individual executive officers, the Board of Directors of Old RPS considered factors including the performance of the individual executive and the performance of Old RPS as a whole, in addition to the performance target as measured by EBITDA.
      The performance target established by the Board of Directors of Old RPS at the beginning of the 2007 fiscal year, and retained after our merger with Old RPS, was an EBITDA target of $7.5 million, for which an aggregate bonus pool of approximately $700,000 was available to the executive officers of Old RPS and RPS after our merger with Old RPS. As in fiscal year 2006, exceeding the EBITDA performance target could result in performance bonuses exceeding the amounts initially reserved in the aggregate bonus pool, and falling short of the EBITDA performance target could result in performance bonuses less than the amount reserved for the aggregate bonus pool. The Board of Directors of Old RPS and RPS after our merger with Old RPS had sole discretion in determining whether to increase the size of the aggregate bonus pool if the EBITDA target was exceeded, as well as determining the percentage of the aggregate bonus pool to be paid to individual executive officers whether the EBITDA target was achieved, exceeded, or if RPS fell short of the performance target. Factors considered by the Board of Directors of Old RPS and RPS after our merger with Old RPS when determining the amounts to be paid to individual executive officers included the performance of the individual executive and the performance as a whole of Old RPS or RPS, as applicable, in addition to the performance target as measured by EBITDA.
     No executive officer is guaranteed to receive a bonus with the exception that Dr. Koffer’s bonus was guaranteed for his service in 2006 following his hire in July of 2006.